ASHFORD HOSPITALITY TRUST, INC.
First Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
May 4, 2006; 10:00 a.m. CT
Participant 1: A few questions. One, can you just give us maybe your CapEx budget for ‘06 and maybe break it out in what you would call maintenance versus revenue generating projects?
And then secondly, on the third page of your release, you mentioned that for the Research Triangle Park property that you used a 5% FF&E reserve and then you give the trailing EBITDA multiple, EBITDA yield and cap rate, but to get to the EBITDA multiple and EBITDA yield, you don’t take out an FF&E reserve, is that correct?
Monty Bennett: That is correct. I imagine that at one point during our earnings, we talked about NOI in there, too, and then we took it out and added it and then changed the first part about referencing the FF&E reserve. But you are right. We do not deduct FF&E reserve for EBITDA.
Regarding the first question about CapEx, why don’t I turn it over to David Kimichik to comment on that?
David Kimichik: We talked about a $50 million CapEx plan for the balance of the year. The lion’s share of those dollars are dedicated to rooms, refreshes or public area refreshes and not maintenance capital. So we view a majority of those dollars as potential revenue enhancements.
Monty Bennett: We don’t have it broken out that way right here in front of us, but just from our knowledge of the capital plans, I would concur with David. I would say maybe of the $50 million, maybe 35 to 40 of it is more revenue enhancing, while a relatively smaller amount is for maintenance CapEx.

Participant 1: Great. Thanks, Monty.
Participant 2: Can you guys talk a little bit about how you think about moving the hotels in between the discontinued ops line? Give us some more color on bringing them back into the existing portfolio and the catalyst for that?
Monty Bennett: You bet. This is Monty. When we first bought the CNL assets, we looked at it and we kind of came up with what we wanted to keep and what we wanted to sell. And that is what we generally do, is when we buy a portfolio, we will review up to 30 days after closing, or oftentimes before we even close, the decision on which hotels we want to keep and which hotels we want to sell. And when we decided which assets we were going to market and sell, there were a few factors that went into it. We decided to sell two kind of portfolios.
One portfolio was the Gen-1 Residence Inns. We decided to market and sell those because they were about 20 to 25 years old. They were going to require significant amounts of CapEx. We just saw them as an older product. Some were exterior corridors and not good long-term holds. So that is why we decided to put in that category, and of course, we subsequently sold that portfolio for just over $100 million this past quarter.
At the same time, we took the approximately seven TownePlace Suites portfolio and put them in the same category. The reason we put them at the same time is that the TownePlace brand was something we were not overly familiar with, they are stick construction, and at the time we had a philosophy of a bit more aggressive culling of our portfolio.
We went to market with both, and we have got pricing on the TownePlace portfolio above our allocated purchase price. However, during the course of the year, we had a chance to sit down with Marriott and understand the TownePlace program a little bit better and to get more comfortable with the program. Then the assets themselves started performing very very well. In fact, RevPAR through the past 12 months is up 17% for that portfolio. The EBITDA for those assets for the past trailing 12 months is up 22.4%, so very very strong growth. We have not even put any capital yet into those assets either to enhance the growth. That is going to require us to put in about $4 million or maybe $5 million worth of CapEx.
So again, we got the price we were asking for. But we just stepped back and said, you know let’s just think about this. So as we studied it further and the strong performance continued to come in, our trailing EBITDA yield on that property when we bought it at 8% turned into something like 11% or higher. We see asset prices going up all around us, we thought, you know what, while we’re not huge fans of stick construction, these assets are generally only about five years old, and we think we are at least four, five or six years away from peak valuations. So we will just hang onto these for maybe all the way through to the next three or four or five years since this performance is so strong. So I hope that answers your question without being too verbose.
Participant 3: I just had a question on your CapEx budget again. It looks like in your fourth-quarter release, you had talked about $75 million of spending for the year, and now it looks like it is more about $60 million. I just wanted to make sure, so that includes projects as well as maintenance CapEx and as well as anything you will be putting in or start putting into the Pan Pacific?
David Kimichik: The disconnect between those two numbers is just a timing difference. The plans that are in motion still total the $75 million number that we talked about. But what we expect to spend between now and the balance of the year about $50 million. We spent $10 million in the first quarter. So $60 million this year, and then the balance will be spent in the first part of next year. That does include what we intend to spend on the Pan Pacific.
Participant 3: Okay. And that includes any maintenance CapEx as well, right?

Monty Bennett: It includes maintenance CapEx. We don’t have a breakout of what that percent is, but I know the vast majority of the dollars we’re spending is dedicated to brand standards and improvements in guest areas. So we see those as really opportunities for revenue enhancement.
Participant 3: And then at the Pan Pacific, you talked a little bit about where you think the improvement comes from. But I’m also wondering is there group business that has been maybe booked in prior periods that is burning off or sort of low rated business that will also help for next year as those rooms become available? Can you just talk a little bit more about?
Monty Bennett: Sure. There are a few things happening at that property. We referenced or Doug referenced in his comments about some cost eliminations, which are going on at the property. But the Pan Pacific brand I believe last year generated something like 1000 room nights through the reservation system. With JW Marriott, we anticipate that to be many multiples of that.
Also, how we have come up with our forecast and we have matched it with what Marriott came up with when they gave us their projections, is our anticipated average daily rate going forward is settled in between the Marriott Moscone Center and the Ritz-Carlton. That is about where JW Marriott positions its brand. That is about where this property will be in a physical condition, and so it kind of matches up pretty well. We think that is a good number and Marriott thinks it is a good number as far as where it is positioned.
This property in order to fill up has had some international business, international tour type business, and they have run high occupancies. But in the past 12 months or especially the past six months, as transient demand has picked up in the city, you may notice if you happen to see Smith Travel reports, this property’s competitors have increased by about 25% RevPAR, while this property has increased only about 12%. That is because they had already committed so many of the rooms to these international tours, which oftentimes you have to book a year maybe a year and half in advance. So while their occupancy was high, their rate was not growing to the extent that some of the peers were.
There is some of this business still on the books. We are going to have to work through it. Fortunately here in the short-term, there was some nice business on the books, not only in the international business but some group business that is a little higher rated. So we will have to work through some of this, and as we do, we expect RevPAR performance to continue to increase as that business is replaced with Marriott generated transient corporate business.
Participant 4: I have got a quick question. Just looking, the detail on page 14 of the supplement was great. I noticed that your commentary in the press release and on the call has indicated that these kind of trends should continue at least into the second quarter. Do you think the color or the distribution or the type of increases that we saw in the first quarter will be mimicked during the second quarter?
Monty Bennett: Do you mean as far as RevPAR?
Participant 4: Not so much on RevPAR but more on the impact to margins. I know you guys don’t give guidance, but looking at what you saw on the portfolio of hotels not under renovation, is there an indication that the trends should carry through at least in the first half of ‘06, or do you expect the same type of increases in the operating expense departments that you showed in the first quarter of ‘06?
Monty Bennett: You know, for the second quarter and the rest of the year, we sit down here internally and we have modeled all that as you can imagine. The challenge is that something could happen somewhere, and it can push it one way or the other.

But I would say generally we think the second quarter is going to look a lot like the first quarter. We are kind of a little biased hopefully on the upside to that. But we are hesitant to come out and state that because, like I said, some things could kind of push it around. But I would say it is probably pretty close to the first quarter, maybe a little bit of improvement there.
The second and third quarter, we started to see it improving and, therefore, expect margin improvements, again unless something else changes, with it accelerating in the third quarter and even better in the fourth quarter. So that is what we are anticipating in-house, and for whatever it is worth, as we go down and we listed all of these items here, the items that we have discussed are items we understood and anticipated and are part of our operating budgets. So, from a management standpoint, we knew these things were going to be washing through our statements on a year-over-year comparison.
Some of them are just deals that were cut with lower management fees and franchise fees upfront that would provide negative margin comparisons when those started to ramp back up. In some cases, the guest service levels increased, which we think was smart to do with the product, and we knew we would have a little bit of a spike and a blip when that happened and even the energy cost controls. I think energy came in up over last year and right in line with our internal budget.
So this is not a surprise to us, but we wanted to provide more information because we can see in light of what is happening with some of our competitors and their margin improvement for the first quarter, it may be a surprise to the market.
Participant 4: I thought the color was great. Thank you for it. David, maybe you can give me some color. Looking at the renovation schedule and some of the assets that finished up in the first quarter, did any finish early enough in the quarter where you could provide some color on kind of the improvement in those assets or maybe some of the improvements that you saw in April and early May from some of those renovated properties, if you can give some color?
Monty Bennett: I will comment on one of them, and it was already mentioned in the press release, which was Fort Worth. We were renovating that. We converted it just about exactly on April 1 to a Hilton Hotel, and its RevPAR increase has been phenomenal. I think we quoted 82%, and that is through the end of last week. So we are very very pleased with that.
Now in modeling realize that that RevPAR is compared to the old hotel, which was about five hundred rooms and the new hotel is about 300 rooms. So the other 200 rooms are now dark, and we’re in the process of marketing that as an office building. But the RevPAR has gone up substantially. But there were no effects of that in the first quarter at least positively, just negatively due to the renovation. We should see those positive results going forward. David, do have additional comments?
David Kimichik: It is really too early to give you some color on those assets coming out of renovation. The majority of the assets came out mid-quarter or towards the end of the quarter. It usually takes another quarter for getting some traction and getting some improvement. So I really don’t have good color on the other assets, but the Fort Worth asset and the brand change, that was immediate. That is why we wanted to share those results with you.
Participant 5: As far as the increased credit card use, what kind of trends are you seeing there currently? What are the reasons why you’re seeing the increased trend? Maybe you can quantify just what you were seeing before this boost as far as payment options?
Monty Bennett: Sure. What we’re seeing is increased credit card use, which is also linked to increasing corporate transient business. That affects another line item on the statements because most of our managers classify in the franchise fee line, which is part of that breakout, the fees that the hotels have to pay to the brand’s point loyalty system. Those fees, not that the fees themselves are going up —in some cases they are — but usually not. But also the usage is going up, which again is also generally corporate transient type business.
So those two factors are driving the growth. We are seeing even more meeting planners paying for their events with credit cards so that they can get the points. They pay for it and get their employer to pay them back. So those are a few of the trends that are happening that are increasing credit card usage.
END